Exhibit 10.3

Amendment to Contract and Agreement between FreeCom LLC and Global Roaming, Inc. dba CelTrek

    This amendment adds to the “Agreement” between the parties dated April 2nd 2007, as follows:

    Should Global Roaming CelTrek (hereinafter referred to as CelTrek) be bought out at any time prior to the 5 year renewal period referred to in the above agreement, Freecom LLC would get fair market value per subscriber for all the subscribers that Freecom was responsible for bringing to CelTrek through its marketing efforts.

    Should FreeCom LLC have less than 5000 active subscribers at buy-out time there shall be no commitment/obligation from Global Roaming/CelTrek..

    Eg. CelTrek has 50,000 subscribers. (The number of subscribers is based on the number of active SIM cards at the time of sale.) CelTrek also has physical plant, equipment, and inventory which is valued at $100,000.00, Sales price is $l,000,000.00. It is determined that 10,000 of the subscribers came to CelTrek via FreeCorm’s efforts.

    Under the above example, the proceeds from the sale of CelTrek would be disbursed as follows: The first $l00,000.00 would go to CelTrek, Since FreeCom LLC was responsible for bringing in 20% of the current subscriber base, it would get 20% of the remaining $900,000.00 or $180.000.00

    The above agreement applies and continuos in effect for any renewal period should the contract between FreeCom LLC and CelTrek be extended.

    Should at anytime Celtrek chooses not to renew the contract, CelTrek will be obligated to buy the subscribers that FreeCom LLC brought in at fair market value within 90 days of the expiration of the contract.

    Should Freecom LLC have less than 5000 active subscribers at renewal time there shall be no commitment/obligation from Global Roaming/CelTrek.

    Should Freecom LLC and CelTrek not come to a determination of “fair market value” for the subscribers, the issue shall be submitted for arbitration,

Dated: 6/26/07

/s/ Frederic Fournel	/s/ Yakov Sarousi
Frederic Fournel	Yakov Sarousi
FreeCom LLC	CelTrek